Exhibit 99.1

Contact:	John B. Kelso, Director of Investor Relations
(303) 298-8100

EVERGREEN REPORTS FOURTH QUARTER 2003 RESULTS;

RECORD YEAR IN PRODUCTION, RESERVES AND EARNINGS

Denver, Colorado, February 18, 2004 …EVERGREEN RESOURCES, INC. (NYSE: “EVG”) today reported fourth quarter 2003 earnings of $17.6 million or 40 cents per diluted share, which includes an after-tax charge to earnings of $2.0 million or 5 cents per diluted share, as compared to earnings of $1.0 million or 3 cents per diluted share in the fourth quarter of 2002.

2003 was a record year for Evergreen with production of 46.3 billion cubic feet equivalent (Bcfe), proven reserves of 1.495 trillion cubic feet equivalent (Tcfe), oil and gas revenues of $215.5 million, and net income of $72.6 million or $1.77 per diluted share.

As previously reported, Evergreen completed the acquisition of Carbon Energy Corporation on October 29, 2003.  Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the U.S. and Canada.  Carbon’s areas of operations in the U.S. are the Piceance Basin in Colorado and the Uintah Basin in Utah.  Carbon’s areas of operations in Canada are primarily in south-central Alberta.

Under the terms of the merger agreement, Carbon’s shareholders received 0.55 shares of Evergreen common stock for each common share of Carbon.  This required Evergreen to issue approximately 3.5 million new shares of Evergreen common stock to Carbon’s shareholders.  The aggregate value of the transaction was $88.4 million plus the assumption of Carbon’s debt of approximately $20 million.

Fourth Quarter Operating Results

Oil and gas sales in 2003’s fourth quarter totaled $60.0 million, which compared to $38.6 million in the fourth quarter of 2002.  The increase in revenues helped generate fourth quarter 2003 earnings of $17.6 million or 40 cents per diluted share, which compared to earnings of $1.0 million or 3 cents per diluted share in the fourth quarter of 2002.  Fourth quarter 2002 earnings were affected by a non-cash, after-tax charge to earnings of $11.2 million, resulting from the impairment of the company’s remaining assets in the United Kingdom, Northern Ireland and the Republic of Ireland.

Average net sales increased to a record 130.5 million cubic feet equivalent (MMcfe) per day in the Raton Basin and 13.5 MMcfe per day (in November and December) from the acquired properties for a total of 12.8 Bcfe in 2003’s fourth quarter, up 22% from an average of 113.8 MMcfe per day or a total of 10.5 Bcfe in the corresponding 2002 period.  The fourth quarter 2003 production total was comprised of approximately 12.0 Bcfe from the Raton Basin and about 0.8 Bcfe from properties acquired during 2003 in the Piceance/Uintah Basins and in Canada.

Evergreen had 973 net wells producing gas from the Raton Basin at year-end 2003 compared to 837 net gas wells as of December 31, 2002.  Evergreen drilled 24 coal bed methane wells in the Raton Basin during the fourth quarter, bringing to 160 the number of wells the company drilled in 2003.  With the addition of 185 net producing wells in the Piceance/Uintah Basins and Canada, Evergreen had a total of 1,158 net producing wells as of December 31, 2003.

The company’s average price realization of $4.68 per thousand cubic feet equivalent (Mcfe) in the fourth quarter of 2003 represented a 27% increase from the $3.68-per-Mcfe average in 2002’s fourth quarter.

Lease operating expenses in the fourth quarter of 2003 totaled $6.3 million compared to $4.2 million in 2002’s fourth quarter.  On a per-unit-of-production basis, fourth quarter 2003 lease operating expenses increased 23% from the prior-year period to 49 cents per Mcfe from 40 cents per Mcfe.  The increase was due primarily to several scheduled compressor overhauls in the Raton Basin and higher lease operating expenses associated with the recently acquired Piceance/Uintah and Canadian properties.

Transportation costs in the fourth quarter of 2003 totaled $3.9 million or 30 cents per Mcfe as compared to $3.2 million or 31 cents per Mcfe in the fourth quarter of 2002.

General and administrative expenses were $5.0 million in the fourth quarter as compared to $2.5 million in 2002’s fourth quarter.  General and administrative expenses on a per-unit-of-production basis increased to 39 cents per Mcfe from 24 cents per Mcfe in the fourth quarter of 2002.  The increase was primarily due to year-end bonuses and profit-sharing contributions, salaries and related benefits, professional fees, additional office space and additional general and administrative costs associated with Carbon.

Interest expense was $2.0 million in the fourth quarter of 2003 as compared to $2.2 million in the same period of 2002.  The decrease in interest expense was primarily the result of lower average interest rates.

Depreciation, depletion and amortization expense in the fourth quarter increased to $8.7 million or 68 cents per Mcfe from $5.4 million or 52 cents per Mcfe in the corresponding 2002 period.  The increase was primarily due to the addition of the proved oil and gas properties from the Carbon acquisition.

Other expenses incurred during the fourth quarter of 2003 included a charge of $3.1 million ($2.0 million after tax) for the preliminary settlement of a royalty interest owner lawsuit, which included legal fees and other related costs.

Capital expenditures in the fourth quarter of 2003 were $122.5 million.  These capital costs included $8.7 million for the drilling and completion of 24 Raton Basin wells, $3.9 million for recompletions and remedial fieldwork and $4.5 million for the Raton Basin gas collection facilities.  A total of $7.2 million was used for property acquisitions and other items, approximately $3.5 million was used for the Forest City Basin exploration project and $1.3 million for Alaska.  The balance of fourth quarter expenditures primarily consisted of $86.9 million for the Carbon acquisition, which included the issuance of approximately $82.2 million in Evergreen common stock and transaction costs, and $6.5 million for exploration and development activities on the acquired properties.

Full-year 2003 Operating Results

For the year ended December 31, 2003, Evergreen reported record earnings of $72.6 million or $1.77 per diluted share, compared to a net loss of $8.3 million or 22 cents per diluted share in 2002.  Net earnings for 2002 included an after-tax impairment charge of $33.2 million.  Oil and gas revenues in 2003 totaled $215.5 million, nearly double the $111.6 million in 2002.

Net sales during 2003 averaged a record 124.5 MMcfe per day in the Raton Basin and 13.5 MMcfe per day (in November and December) from the acquired properties for a total of 46.3

Bcfe in 2003, representing a 19% increase over 2002’s total of 39.0 Bcfe.  Evergreen’s net gas price in 2003 averaged $4.66 per Mcfe, up 63% from $2.86 per Mcfe in the previous year.

Total capital expenditures for the year ending December 31, 2003 were $247.3 million.  These capital costs included: $39.3 million to drill and complete 160 Raton Basin wells; $21.0 million for other Raton Basin projects, including remediation work; $35.4 million for the Raton Basin gas collection facilities; $45.6 million for exploration projects, consisting of $38.6 million for the Forest City Basin and $7.0 million for Alaska; and $88.4 million for the Carbon acquisition, of which $82.2 million was from the issuance of Evergreen common stock.  Of the remaining 2003 expenditures, approximately $6.5 million was for exploration and development operations on the acquired Piceance/Uintah and south-central Alberta, Canada areas and $11.1 million was primarily used for other property acquisitions and equipment.

Revised 2004 Production Guidance

Net gas production from the Raton Basin to date in 2004 has averaged approximately 130 MMcfe per day, or roughly 5% lower than our previous forecast of between 135 MMcfe and 137 MMcfe of gas per day.  The lower-than-anticipated production is due to a combination of weather-related and operational issues such as delays in hooking up new wells to pipelines and gas pipeline freeze-ups.  As a result of extensive compressor maintenance in December 2003, a number of coal bed methane wells have not yet returned to their previous production levels.  We expect the overall situation to improve later in the first quarter.

From the Piceance/Uintah Basins and Canada, we had projected daily volumes to average between 26 MMcfe and 30 MMcfe in the first quarter of 2004.  Due to extreme cold weather, there have been delays in getting a number of wells connected to pipeline and installing gathering lines.  With these delays, net sales in January from the Piceance/Uintah Basins and Canada have averaged approximately 14 MMcfe per day.  Thus, companywide we are expecting our first quarter 2004 net sales to total between 13.5 Bcfe and 13.9 Bcfe as opposed to our previous guidance of between 14.7 Bcfe and 15.2 Bcfe.

President and CEO Mark S. Sexton commented, “With the 2004 production revisions, we expect to increase production 37% over 2003 levels.  The changes in our production guidance do not affect our previous guidance for year-end 2004 reserve objectives or our budgeted capital expenditures.  We have had a slower than normal start in 2004, partly due to operational delays resulting from our using non-Evergreen contractors on our exploration projects.  We are looking forward to applying our vertically integrated business model to our new project areas, and we expect 2004 to be another record year for Evergreen.”

Modeling Assumptions

The following quarterly estimates are for the year ending December 31, 2004:

	Q1	Q2	Q3	Q4	Total
Wells Drilled
Raton Basin	47	64	52	37	200
Forest City Basin	15	10	20	16	61
Piceance/Uintah Basins	5	15	20	15	55
Canada	3	18	32	12	65

Total Wells Drilled	70	107	124	80	381

	Q1	Q2	Q3	Q4	Total

Net sales (Bcfe)
Raton Basin	11.9-12.1	12.5-12.7	13.5 -13.7	14.1 -14.5	52.0 -53.0
Forest City Basin	0	0	0	0	0
Piceance/Uintah Basins	0.7-0.8	0.8-0.9	0.8 -1.0	0.9-1.1	3.2-3.8
Canada	0.9-1.0	1.3-1.4	2.3 -2.4	2.5-2.7	7.0-7.5

Totals	13.5-13.9	14.6-15.0	16.6 -17.1	17.5- 18.3	62.2 -64.3

Average daily sales (MMcfe)	148- 153	160- 165	180-186	190-199	170 - 176

Per Mcfe

Lease operating expenses	$0.57 - 0.59	$0.48 - 0.51	$0.45 - 0.48	$0.45 - 0.48	$0.49 - 0.52
Transportation costs	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31
Depletion and amortization	$0.73 - 0.75	$0.74 - 0.76	$0.79 - 0.81	$0.78 - 0.80	$0.76 - 0.78
General and administrative	$0.29 - 0.31	$0.23 - 0.25	$0.21 - 0.23	$0.20 - 0.22	$0.23 - 0.25
Interest expense	$0.15 - 0.18	$0.14 - 0.17	$0.14 - 0.17	$0.13 - 0.16	$0.14 - 0.17
Minority interest	$0.03 - 0.04	$0.02 - 0.03	$0.02 - 0.03	$0.02 - 0.03	$0.02 - 0.03

Production and property taxes are estimated to be approximately 6% of net gas sales.  The income tax rate for 2004 is estimated to be about 37% of income before income taxes.

	Q1	Q2	Q3	Q4	Total
Capital Expenditures (in millions)	$41	$81	$59	$39	$220

Operations Update

Raton Basin

Since the first of the year, Evergreen drilled 16 coal bed methane wells in the Raton Basin and currently has 50 wells awaiting completion operations or pipeline hookup.  The company plans to drill up to a total of 200 wells in the Basin during 2004.

Forest City Basin

Through year-end 2003, the company had drilled 21 wells.  Originally, the company planned to drill 40 wells in the fourth quarter; however, due to weather-related setbacks and operational delays, the completion of the 40-well program has been moved to the first quarter of 2004.  The six wells drilled to date in 2004 bring the total number of Evergreen wells in the Forest City Basin to 27.  Aggregate coal thicknesses have ranged from five feet to 40 feet per well, and 11 wells are currently in various stages of production testing.  Because of significant delays, Evergreen is reducing the number of wells that it plans to drill in 2004 to 61 wells.  Therefore, the original capital budget for the Forest City Basin is being reduced by approximately $25 million, to $33 million.

Piceance/Uintah Basins

The acquired properties in the Piceance/Uintah Basins in western Colorado and eastern Utah are estimated to contain approximately 65 Bcfe of proven reserves, 51% of which are proved developed.  There are currently 124 net wells producing at a daily net rate of 6.0 MMcfe with another 36 net wells shut-in and 15 net wells awaiting pipeline hookup.  Evergreen recently completed a property acquisition in the Uintah Basin increasing the company’s total acreage position in the Piceance/Uintah Basins to approximately 194,000 gross acres.

Canada

The acquired properties in south-central Alberta, Canada are estimated to contain approximately 37 Bcfe of proven reserves, 72% of which are proved developed.  Current daily net production of 10.0 MMcfe is coming from 81 net wells.  Another 14 wells are currently shut-in while four wells are awaiting completion or pipeline hookup.  Evergreen recently completed a property acquisition increasing its total acreage position in Alberta, Canada to approximately 164,000 gross acres.

Alaska

Evergreen is in the process of drilling five stratigraphic core holes on various parts of this acreage to obtain additional petrophysical data, including information on coal quality and gas content.  Based on the results of these core holes, Evergreen will determine potential locations for additional core holes or multi-well pilots.

Capital Budget for 2004

Evergreen’s capital budget for 2004 is $220 million.  Of this total, approximately $110 million is expected to be directed to Evergreen’s coal bed methane operations in the Raton Basin, which includes approximately $34 million for infrastructure, about $47 million for the drilling and completion of 200 wells, approximately $26 million primarily for recompletions and well equipment, and $2 million for leases and well service equipment.  Evergreen plans to spend $34 million in the Piceance/Uintah Basins, primarily for the drilling and completion of 55 wells, and $34 million in Alberta, Canada, primarily for the drilling and completion of 65 wells and associated infrastructure.  Approximately $33 million will be directed to the Forest City Basin exploration project and $2 million will be spent in Alaska.

Conference Call Information

Evergreen management will comment on fourth quarter and full-year 2003 financial results tomorrow, Thursday, February 19 at 1:00 p.m. (Eastern Standard Time).  The dial-in number is (888) 452-7103 for domestic callers and (706) 643-3753 for international callers.  The conference call will also be broadcast live on the Internet at www.EvergreenGas.com.  A replay of the call will be available until February 27, 2004 at (800) 642-1687 or (706) 645-9291 for international callers.  Please enter the conference ID 5336303.

Evergreen Resources is an independent energy company engaged primarily in the exploration, development, production, operation and acquisition of unconventional natural gas properties.  Evergreen is one of the leading developers of coal bed methane reserves in the United States.  Evergreen’s current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.  Evergreen has also begun coal bed methane projects in Alaska and eastern Kansas and holds conventional oil and gas producing property interests in the Piceance Basin of western Colorado, the Uintah Basin of eastern Utah, and in the Western Sedimentary Basin of south-central Alberta, Canada.

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company’s growth strategies; anticipated trends in the company’s business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations.  These forward-looking statements are based largely on the company’s expectations and are subject to a number of risks and uncertainties, many of which are beyond the company’s control.  Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions.  In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements.  These and other risks and uncertainties are described in more detail in the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc. – Financial Highlights

Consolidated Statements of Operations

(in 000’s except per-share and per Mcfe amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)
Revenues:
Oil and gas revenues	$59,976	$38,576	$215,460	$111,550
Interest and other	86	119	980	576
Total revenues	60,062	38,695	216,440	112,126

Expenses:
Lease operating expenses	6,256	4,205	20,970	16,161
Transportation costs	3,863	3,207	14,486	12,233
Production and property taxes	2,812	2,033	11,096	5,960
Depreciation, depletion and amortization	8,703	5,446	26,913	20,916
General and administrative expenses	4,977	2,502	14,619	9,226
Interest expense	1,989	2,239	8,251	8,345
Minority interest in subsidiaries	384	16	1,346	4
Impairment of international properties	212	17,376	2,708	51,546
Other expense	3,052	124	532	641
Total expenses	32,248	37,148	100,921	125,032

Income (loss) before income taxes and cumulative effect of change in accounting principle	27,814	1,547	115,519	(12,906)

Income tax provision:
Current	221	—	221	—
Deferred	9,945	549	41,957	(4,582)
	10,166	549	42,178	(4,582)
Income (loss) before cumulative effect of change in accounting principle	17,648	998	73,341	(8,324)

Cumulative effect of change in accounting principle, net of tax	—	—	713	—

Net income (loss)	$17,648	$998	$72,628	$(8,324)

Basic income (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.42	$0.03	$1.86	$(0.22)
Cumulative effect of change in accounting principle	—	—	0.02	—

	$0.42	$0.03	$1.84	$(0.22)
Diluted income (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.40	$0.03	$1.79	$(0.22)
Cumulative effect of change in accounting principle	—	—	0.02	—
	$0.40	$0.03	$1.77	$(0.22)

Weighted average shares outstanding:
Basic	41,749	38,030	39,446	37,912
Diluted	45,227	39,366	41,312	39,224

Net sales volume (MMcfe)	12,829	10,470	46,268	38,988
Average daily sales (MMcfe/d)	139.4	113.8	126.8	106.8

Rate per Mcfe:
Average sales price	$4.68	$3.68	$4.66	$2.86
Lease operating expenses	$0.49	$0.40	$0.45	$0.41
Transportation costs	$0.30	$0.31	$0.31	$0.31
Production and property taxes	$0.22	$0.19	$0.24	$0.15
Depreciation, depletion and amortization	$0.68	$0.52	$0.58	$0.54
General and administrative expenses	$0.39	$0.24	$0.32	$0.24
Interest expense	$0.16	$0.21	$0.18	$0.21
Other expenses (includes impairment)	$0.25	$1.67	$0.07	$1.34
Minority interest in subsidiaries	$0.03	$—	$0.03	$—

Condensed Consolidated Balance Sheets

(in 000’s)

	Year Ended December 31,
	2003	2002

ASSETS

Current:
Cash and cash equivalents	$3,820	$871
Accounts receivable	25,708	17,684
Other current assets	2,817	1,384

Total current assets	32,345	19,939

Property and equipment, at cost, based on full-cost accounting for oil and gas properties	965,757	654,847
Less accumulated depreciation, depletion and amortization	103,119	74,431

Net property and equipment	862,638	580,416
Other assets	10,103	6,406

	$905,086	$606,761
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,697	$4,109
Amounts payable to oil and gas property owners	10,557	5,871
Production and property taxes payable	9,407	5,731
Derivative instruments	17,821	1,454
Accrued expenses and other	14,214	7,912

Total current liabilities	56,696	25,077

Notes payable	149,373	136,000
Senior convertible notes	100,000	100,000
Deferred income tax liabilities	92,355	27,666
Production taxes payable and other	6,221	4,328
Asset retirement obligations	12,876	—

Total liabilities	417,521	293,071

Minority interest in subsidiaries	4,637	1,262

Stockholders’ equity:
Common stock, $0.005 stated value; shares authorized, 100,000; shares issued and outstanding 42,937 and 38,105	215	190
Additional paid-in capital	370,352	262,083
Retained earnings	123,099	50,471
Accumulated other comprehensive loss	(10,738)	(316)
Total stockholders’ equity	482,928	312,428

	$905,086	$606,761

Condensed Consolidated Statements of Cash Flows

(in 000’s)

	Year Ended December 31,
	2003	2002
Operating activities:
Net income (loss)	$72,628	$(8,324)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	41,957	(4,582)
Depreciation, depletion and amortization	26,913	20,916
Impairment of international properties	2,708	51,546
Other	256	964
Changes in operating assets and liabilities	5,489	(5,126)

Net cash provided by operating activities	149,951	55,394

Investing activities:
Investment in property and equipment	(143,981)	(126,617)
Proceeds from the sale of investments in affiliated company	4,877	2,000
Proceeds from the sale of equipment	1,181	10,003
Carbon Energy acquisition transaction costs	(6,152)	—
Exercise of stock purchase warrants in affiliated company	(2,250)	—
Proceeds from sale of investment in common stock	2,780	—
Deposits on property and equipment	(5,904)	—
Change in other assets	(1,122)	(152)

Net cash used in investing activities	(150,571)	(114,766)

Financing activities:
Net (payments on) proceeds from notes payable	(6,384)	55,000
Proceeds from issuance of common stock, net	7,371	2,936
Debt issue costs	—	(738)
Net proceeds from minority interest owners	2,582	—

Net cash provided by financing activities	3,569	57,198

Effect of exchange rate changes on cash	—	21

Increase (decrease) in cash and cash equivalents	2,949	(2,153)

Cash and cash equivalents, beginning of year	871	3,024

Cash and cash equivalents, end of year	$3,820	$871